EXHIBIT 10.46
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (this “Agreement”) is entered into effective as of May 7, 2008, between Michael K. Green (“Employee”) and Artes Medical, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to provide incentives to Employee to continue in the service of the Company and aid in any future Change of Control (as defined below) event.
     B. The Company and Employee are parties to an Offer Letter Agreement dated April 30, 2008 (the “Existing Agreement”).
     C. Employee has been granted stock options issued under the Company’s 2001 Stock Option Plan (the “2001 Plan”) and/or the 2006 Equity Incentive Plan (the “2006 Plan”) as set forth on Schedule A attached hereto (collectively, the “Options”).
AGREEMENT
     Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:
ARTICLE 1
CHANGE OF CONTROL AND INVOLUNTARY TERMINATION
     1.1 Accelerated Vesting of Options. Notwithstanding anything to the contrary in the Existing Agreement, the Options or the 2001 and 2006 Plans,
          (a) fifty percent (50%) of Employee’s then unvested option shares under the Options shall automatically vest upon the closing date of a Change of Control, if (i) Employee provides services to the Company as an employee or a consultant continuously through the closing date of such Change of Control or (ii) Employee’s employment with the Company ends by reason of an Involuntary Termination (as defined below) within three (3) months prior to the closing date of such Change of Control; and
          (b) the remaining fifty percent (50%) of the then unvested option shares under the Options shall automatically vest should Employee’s employment be terminated by reason of an Involuntary Termination on or within twenty-four (24) months following the closing date of such Change of Control.
     1.2 Involuntary Termination Severance. Should Employee’s employment with the Company or the Surviving Company be terminated by reason of an Involuntary Termination within three (3) months prior to the closing date of a Change of Control or within twenty-four (24) months following the closing date of such Change of Control and contingent upon the

Employee’s execution of the Release (attached hereto as Attachment A) and the Release becoming effective under its terms, the Company shall
          (a) pay Employee severance (“Involuntary Termination Severance”) equal to: (i) nine (9) months of Employee’s Base Salary (as defined below) plus (ii) any earned, but not yet paid, pending bonus from a completed calendar year plus (iii) the product of (A) the average amount of the bonus, if any, Employee received from the Company in connection with Employee’s services to the Company during the last three fiscal years prior to the effective date of the Involuntary Termination and (B) the number of days between the last day of the fiscal year preceding the Involuntary Termination and the effective date of the Involuntary Termination divided by 365 days. The Company shall pay the Involuntary Termination Severance to Employee in one lump sum within fifteen (15) days of the effective date of the Involuntary Termination, and shall deduct from the Involuntary Termination Severance all applicable payroll deductions and all required withholdings; and
          (b) provided Employee timely makes an election to continue coverage under the Company’s or the Surviving Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company or the Surviving Company will pay Employee’s COBRA premiums for a maximum period of nine (9) months following the effective date of Employee’s Involuntary Termination (the “COBRA Continuation Period”). In addition, if Employee’s spouse and/or dependents were enrolled in the Company’s or the Surviving Company’s group health plan on the effective date of Employee’s Involuntary Termination, the Company will pay the COBRA premiums for Employee’s eligible dependents during the same nine (9) month period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company or the Surviving Company prior to the effective date of Employee’s Involuntary Termination. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s or the Surviving Company’s payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Employee for purposes of the Employee’s payment required under COBRA. At the conclusion of the COBRA Continuation Period, Employee will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any. Nothing in this Section 1.2(b) shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same and provided, further, that Employee and Employee’s eligible dependents receive approximately the same benefits they were eligible to receive prior to the change in provider and/or some or all of the terms of such health insurance plan.

ARTICLE 2
RESIGNATION FOR GOOD REASON AND TERMINATION FOR OTHER THAN
CAUSE
     2.1 In the absence of a Change of Control, or more than 24 months after a Change of Control, should Employee at any time be terminated for other than Cause, or elect a Good Reason Resignation (as defined herein), Employee shall be entitled to the following:
          (a) Base Salary and Bonus. Contingent upon the Employee’s execution of the Release and the Release becoming effective under its terms, the Company shall pay Employee severance equal to: (i) nine (9) months of Employee’s Base Salary (as defined below) plus (ii) any earned, but not yet paid, pending bonus from a completed calendar year which shall be calculated based upon the target bonus percentage in the Existing Agreement plus (iii) the product of (A) the average amount of the bonus, if any, Employee received from the Company in connection with Employee’s services to the Company during the last three fiscal years prior to the effective date of the termination or resignation and (B) the number of days between the last day of the fiscal year preceding the termination or resignation and the effective date of the termination or resignation divided by 365 days. The Company shall pay the severance set forth in this Section 2.1(b) to Employee in one lump sum within fifteen (15) days of the effective date of the Release executed in connection with the termination without Cause or Good Reason Resignation, and shall deduct from the severance all applicable payroll deductions and all required withholdings.
          (b) COBRA Premiums. Provided Employee timely makes an election to continue coverage under the Company’s or the Surviving Company’s group health plan pursuant to COBRA, the Company or the Surviving Company will pay Employee’s COBRA premiums for a maximum period of nine (9) months following the effective date of the Release executed in connection with Employee’s termination without Cause or Good Reason Resignation (the “COBRA Continuation Period”). In addition, if Employee’s spouse and/or dependents were enrolled in the Company’s or the Surviving Company’s group health plan on the effective date of Employee’s termination without Cause or Good Reason Resignation, the Company will pay the COBRA premiums for Employee’s eligible dependents during the same nine (9) month period, but only to the same extent that such dependents’ premiums under such plan were paid by the Company or the Surviving Company prior to the effective date of Employee’s termination without Cause or Good Reason Resignation. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s or the Surviving Company’s payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Employee for purposes of the Employee’s payment required under COBRA. At the conclusion of the COBRA Continuation Period, Employee will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any. Nothing in this Section 2.1(c) shall restrict the ability of the Company or its successor from changing the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same and provided, further, that Employee and Employee’s eligible dependents receive approximately the same benefits they were eligible to receive prior to the change in provider and/or some or all of the terms of such health insurance plan.

ARTICLE 3
DEFINITIONS
     For purposes of this Agreement, the following terms are defined as follows:
     3.1 “Base Salary” means the Employee’s base salary (exclusive of bonuses, awards under the Company’s 2001 and 2006 Plans and other forms of supplemental or equity —based compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the event in question, computed before any deferrals or pre-tax or post-tax payroll deductions.
     3.2 “Cause” shall mean the occurrence of any one or more of the following: (a) Employee’s conviction of, or plea of no contest with respect to, any felony involving fraud or dishonesty; (b) Employee’s participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (c) Employee’s material breach of any contract or agreement or direct order between Employee and the Company or any statutory duty Employee owes to the Company; (d) Employee’s willful failure or refusal to comply with a lawful instruction of the Board; or (e) Employee’s habitual neglect of duties or incompetence that results in material harm to the business of the Company; provided, however, that with respect to a termination based on clauses (c) and/or (e) above, the action or conduct continues after the Company has provided Employee with written notice thereof and 15 days to cure the same.
     3.3 “Good Reason Resignation” means Employee’s resignation of employment with the Company or any Surviving Company in the absence of a Change of Control within sixty (60) days following: (i) a reduction in Employee’s level of compensation (including Base Salary and fringe benefits) by more than twenty percent (20%) in the aggregate (other than in connection with a general decrease in the salary applicable to all executives of the Company or all executives of any Surviving Company), (ii) a relocation by the Company or any Surviving Company of Employee’s work site to a facility or location more than fifty (50) miles from Employee’s principal work site for the Company at the time of the Good Reason Resignation , or (iii) a material reduction in Employee’s duties or responsibilities without Employee’s consent
     3.4 “Change of Control” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.
     3.5 “Disabled” means disability as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended.

     3.6 “Effective Date” means the earliest date the Release attached hereto becomes enforceable against Employee pursuant to its terms.
     3.7 “Involuntary Termination” means within three (3) months prior to or within twenty-four (24) months following a Change of Control: (a) the Company or the Surviving Company terminate Employee’s employment without Cause by the Company or the Surviving Company or (b) Employee resigns from the Company or the Surviving Company within sixty (60) days following: (i) a reduction in Employee’s level of compensation (including Base Salary and fringe benefits) by more than twenty percent (20%) in the aggregate (other than in connection with a general decrease in the salary applicable to all executives of the Company or all executives of the Surviving Company), (ii) a relocation by the Company or the Surviving Company of Employee’s work site to a facility or location more than fifty (50) miles from Employee’s principal work site for the Company at the time of the Change of Control, or (iii) a material reduction in Employee’s duties or responsibilities without Employee’s consent.
     3.8 “Options,” as defined above, shall also include each and all future stock option grants, if any, issued by the Company to Employee pursuant to the 2006 Plan, and Schedule A attached hereto shall be automatically amended, without further action by the Employee or the Company, on the date of the issuance of each such additional Option(s) to include such Option(s) on Schedule A, unless the terms of the Option(s) expressly state(s) that such Option(s) shall not be subject to the terms and conditions of this Agreement. The Company will promptly furnish to Employee a copy of the amendment(s) to Schedule A, if any, referred to in the preceding sentence.
     3.9 “Surviving Company” means any company into which the Company is merged or consolidated in connection with a Change of Control.
ARTICLE 4
GENERAL PROVISIONS
     4.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (a) to retain Employee as an employee, (b) to change the status of Employee as an at-will employee, (c) to change the Company’s policies regarding termination of employment; or (d) to be unable to terminate Employee’s employment with the Company at any time, with or without notice, for any reason or no reason.
     4.2 Covenants of Employee. Employee agrees that Employee will provide reasonable assistance with respect to the negotiation and consummation of any Change of Control, including all due diligence procedures undertaken in connection therewith or the winding-up of the Company’s affairs.
     4.3 Termination. The terms of this Agreement shall terminate upon the earlier of (a) the date of Employee’s voluntary termination of employment with the Company or any Surviving Company for any reason other than an Involuntary Termination or a Good Reason Resignation, (b) the date of termination of Employee’s employment with the Company or any Surviving Company for Cause, (c) the date of termination of Employee’s employment with the

Company or any Surviving Company because Employee dies or becomes Disabled, and (d) the date that all obligations of the parties hereunder have been satisfied.
     4.4 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at the address as listed in the Company’s payroll records.
     4.5 Severability. If a legal authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such legal authority will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties’ intention with respect to the invalid or unenforceable term or provision.
     4.6 Complete Agreement. This Agreement, including Attachment A and any other written agreements referred to in this Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof, and supersedes and replaces any contrary terms of the Existing Agreement, which contrary terms of the Existing Agreement shall have no further force or effect.
     4.7 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an officer of the Company after such change or termination has been approved by the Board.
     4.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     4.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any duties hereunder and may not assign any rights hereunder without the prior written consent of the Company. If a Change in Control of the Company occurs and the Company does not survive the transaction as an entity, the Company will require the Surviving Company to assume the Company’s obligations hereunder.
     4.10 Attorneys’ Fees. If either party hereto brings any action to enforce his, her or its rights hereunder, the prevailing party in any such action shall be entitled to recover his, her or its reasonable attorneys’ fees and costs incurred in connection with such action.
     4.11 Advice of Counsel. Employee represents and warrants that Employee has had the opportunity to (and was encouraged to) obtain the advice of independent counsel with respect to the review, preparation and execution of this Agreement. Employee further acknowledges that

Heller Ehrman LLP represented solely the interests of the Company with respect to preparation of this Agreement.
     4.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California, without regard to such state’s conflict of laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

ARTES MEDICAL, INC.
By:	/s/ Diane S. Goostree
	Name:	Diane S. Goostree
	Title:	President and Chief Executive Officer

EMPLOYEE
/s/ Michael K. Green
Michael K. Green

SCHEDULE A
OPTION SUMMARY
[to be completed upon grant of stock options by Board of Directors]

ATTACHMENT A
GENERAL RELEASE AND
COVENANT NOT TO SUE
     Certain capitalized terms used in this Release are defined in the Retention Agreement (the “Agreement”) which each party hereto has executed and of which this General Release and Covenant Not to Sue (the “Release”) is a part.
     Employee, on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the Company’s performance of its obligations under the Agreement, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present stockholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever (collectively, “Claims”), of any and every kind and description, whether known or unknown, accrued or not accrued, that Employee ever had, now has or shall or may have or assert as of the date of this Release against any of them, including, without limiting the generality of the foregoing, any Claims related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from (i) any of its obligations under the Retention Agreement or (ii) any rights of the Employee to indemnification by any member of the Company Group pursuant to the Company’s charter, bylaws or insurance policies or any applicable statutes (including, but not limited to, California Labor Code 2802) as a result of his or her service as an officer or director of the Company. The Employee further agrees that this Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Employee, his or her heirs or assigns. Notwithstanding the foregoing, the Employee understands and confirms that he is executing this Release voluntarily and knowingly, and this Release shall not affect the Employee’s right to claim otherwise under ADEA. In addition, the Employee shall not be precluded by this Release from filing a charge with any relevant Federal, State or local administrative agency, but the Employee agrees not to participate in, and agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
     The Company, on its own behalf and on behalf of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and its past and present shareholders, employees, officers, directors, representatives and agents or any of them, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges Employee and his heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his affiliates and each of them (collectively, the “Employee Group”) from any and all Claims, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company or any of its subsidiaries ever had, now has or shall or may have or assert as of the date of this Release against any of them, based on facts known to any executive officer of the Company as of the date of this Release (other than the Employee), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Employee’s employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Employee Group from any obligations arising out of or related in any way to Employee’s obligations under the Agreement, any agreement governing the terms of any stock options granted to the Employee or impair the right or ability of the Company to enforce the terms thereof and any proprietary information and inventions agreement between the Company and Employee.
     In furtherance of their respective agreements set forth above, each of the Employee and the Company hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims which such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, each of the Employee and the Company acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Employee and the Company to fully, finally and forever release all such matters, and all claims relative thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. In addition, and not by way of limitation to the foregoing, each of the Employee and the Company fully understands and knowingly and expressly waives its rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. Section 1542 of the California Civil Code states that:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Nothing in this paragraph is intended to expand the scope of the release as specified herein.
     This Release shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be performed entirely within such State.

     To the extent that the Employee is forty (40) years of age or older, this paragraph shall apply. The Employee acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release, and the Company agrees that the Employee may cancel this Release at any time during the seven (7) days following the date on which this Release has been signed by all parties to this Release. In order to cancel or revoke this Release, the Employee must deliver to the General Counsel of the Company written notice stating that the Employee is canceling or revoking this Release. If this Release is timely cancelled or revoked, none of the provisions of this Release shall be effective or enforceable and the Company shall not be obligated to make the payments to the Employee or to provide the Employee with the other benefits described in the Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
     Each of the Employee and the Company acknowledge that they have entered into this Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this Release.

ARTES MEDICAL, INC.
By:

Name:

Title:

Date:

EMPLOYEE

Date: